ARC Group Worldwide 8-K

Exhibit 10.37

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

between

MOORE & ASSOCIATES SALES COMPANY

and

ARC METAL STAMPING, LLC

dated as of

June 25, 2014

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of June 25, 2014 (this “Agreement”), is entered into by and between MOORE & ASSOCIATES SALES COMPANY, an Ohio corporation (“M&A”) and ARC METAL STAMPING, LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, Buyer, Kecy Corporation, 4111 Munson Holding, LLC, and ARC Group Worldwide, Inc. have entered into that certain Asset Purchase Agreement, dated as of June 25, 2014 (the “Purchase Agreement”), pursuant to which Kecy Corporation has agreed to sell and assign to Buyer, and Buyer has agreed to purchase substantially all the assets and assume certain specified liabilities of the Business (as such term is defined in the Purchase Agreement) from Kecy Corporation, all as more fully described therein; and

WHEREAS, M&A is an affiliate of Kecy Corporation and, through its sole shareholder, Raymond Cox, is intimately aware of the conduct and operations of the Business; and

WHEREAS, in order to ensure an orderly transition of the Business to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and M&A have agreed to enter into this Agreement, pursuant to which M&A will provide Buyer with certain transition services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and M&A hereby agree that the foregoing recitals are incorporated herein by reference and as follows:

Article I
Services

Section 1.01        Provision of Services.

(a)        Commencing June 25, 2014 and concluding June 24, 2015 (the “Term”), M&A agrees to provide the transition services (the “Services”) set forth on Exhibit A attached hereto and incorporated herein (the “Service Exhibit”) to Buyer on the terms and conditions set forth in this Agreement. M&A guarantees for the Term the availability of and shall provide and perform all of the Services solely through Raymond Cox. Raymond Cox, on behalf of M&A, shall not have fixed or set hours in which to perform the Services, though the parties agree that Raymond Cox will generally make himself available an average of twenty (20) hours per week and, in the aggregate, one thousand (1,000) hours during the Term. The parties understand that Raymond Cox, on behalf of M&A, may be unavailable to perform the Services for extended period of time during the Term due to vacations and other engagements. The parties further agree that Raymond Cox, on behalf of M&A, may provide the Services in large part remotely using telephone and computer access and that he need not be present at Buyer’s Hudson, Michigan and Wauseon, Ohio facilities to provide the Services; provided, however, to the extent his presence at such a facility becomes necessary during the Term, he will travel to such facility from time to time.

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(b)        The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of the Services to its own internal organization or to obtain alternate third-party sources to provide the Services.

Section 1.02        Standard of Service.

(a)        M&A represents, warrants, and agrees that the Services shall be provided in good faith and in accordance with Law.

(b)        Except as expressly set forth in Section 1.02(a), M&A makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationships of trust or agency between the parties and that all Services are provided by M&A as an independent contractor.

Section 1.03        Access to Premises.

(a)        In order to enable the provision of the Services by M&A, Buyer agrees that it shall provide to M&A and Raymond Cox, at no cost to M&A or Raymond Cox, access to the facilities, assets, books, and records of the Business, in all cases to the extent necessary for M&A to fulfill its obligations under this Agreement.

Article II
Compensation

Section 2.01        Responsibility for Wages and Fees. For such time as Raymond Cox provides the Services on behalf of M&A to Buyer under this Agreement,: (a) Raymond Cox will remain an employee or independent contractor of M&A, and shall not be deemed to be an employee of Buyer for any purpose; and (b) M&A shall be solely responsible for the payment and provision of all consideration, wages, bonuses, commissions, employee benefits (including severance and worker’s compensation), and the withholding and payment of applicable Taxes to Raymond Cox pursuant to his performance of the Services hereunder.

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Section 2.02        Terms of Payment and Related Matters.

(a)        As consideration for provision of the Services, Buyer shall pay M&A the amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) per month on the first day of each month of the Term, commencing on July 1, 2014 and concluding on June 1, 2015 (for an aggregate total payment hereunder of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). In addition to such amount, in the event that M&A or Raymond Cox incurs reasonable and documented out-of-pocket expenses in the provision of the Services, including, without limitation, expenses for travel and lodging (collectively, “Out-of-Pocket Costs”), Buyer shall reimburse M&A and Raymond Cox for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in 2.02 (b).

(b)        M&A shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly statements, which shall set forth in reasonable detail and be accompanied by reasonable supporting documentation, describing the Out-of-Pocket Costs to be reimbursed to M&A or Raymond Cox under this Agreement. Buyer shall reimburse M&A for such Out-of Pockets Costs within thirty (30) days after the date of receipt of each such statement by Buyer from M&A.

(c)        In the event of a statement dispute, Buyer shall deliver a written statement to M&A no later than ten (10) days prior to the date payment is due on the disputed statement listing all disputed Out-of-Pocket Costs and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in 2.02 (b). The parties shall seek to resolve all such disputes expeditiously and in good faith. M&A shall continue performing the Services in accordance with this Agreement pending resolution of any such dispute.

Section 2.03        Extension of Services. The parties agree that M&A shall not be obligated to perform any of the Services after the expiration of the Term; provided, however, that if Buyer desires and M&A agrees to continue to perform any of the Services after the expiration of the Term, the parties shall negotiate in good faith to determine an amount that compensates M&A for all of its costs for such performance, including the time of its employees and/or independent contractors and its Out-of-Pocket Costs. The Services so performed by M&A after the expiration of the Term shall continue to constitute the Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04        Terminated Services. Upon the termination or expiration of this Agreement, M&A shall have no further obligation to provide the Services and Buyer will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to the Services; provided, however, that Buyer will remain obligated to pay all of the compensation to M&A for the remainder of the Term as set forth in Section 2.02(a).

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Section 2.05        No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.06        Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of the Services by M&A.

Article III
Termination

Section 3.01        Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety: (a) upon the expiration of the Term; (b) upon Raymond Cox’s death; (c) if Raymond Cox becomes unable to substantially perform the Services for a period of at least ninety (90) days due to a physical or mental condition or impairment; (d) in accordance with Section 3.02; or (e) in accordance with Section 3.03.

Section 3.02        Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement, in whole, but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer in accordance with this Agreement and not the subject of a good-faith dispute under Section 2.02(c) shall be deemed a breach for purposes of this Section 3.02.

Section 3.03        Insolvency. In the event that either party hereto shall: (a) file a petition in bankruptcy; (b) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver; (c) make an assignment on behalf of all or substantially all of its creditors, or (d) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04        Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.02, Section 2.04, Section 2.05, Section 2.06, Article IV, Article V, and Article VI, which shall survive any termination or expiration of this Agreement.

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Section 3.05        Force Majeure. The obligations of M&A under this Agreement with respect to the Services shall be suspended during the period and to the extent that M&A is prevented or hindered from providing the Services, or Buyer is prevented or hindered from receiving the Services, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God; (b) flood, fire, or explosion; (c) war, invasion, riot, or other civil unrest; (d) Governmental Order or Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages, slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; or (j) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and M&A shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor M&A shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

Article IV
Confidentiality

Section 4.01        Confidentiality.

(a)        During the Term and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

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(b)        Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)        Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

Article V
Limitation on Liability; Indemnification

Section 5.01        Limitation on Liability. In no event shall M&A or Raymond Cox have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02        Indemnification. Subject to the limitations set forth in Section 5.01, M&A shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses of the Buyer Indemnified Parties relating to, arising out of or resulting from the gross negligence or willful misconduct of M&A or Raymond Cox in providing the Services to Buyer.

Section 5.03        Indemnification Procedures. The matters set forth in Section 9.01 of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

Article VI
Miscellaneous

Section 6.01        Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in Section 11.02 of the Purchase Agreement.

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Section 6.02        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04        Entire Agreement. This Agreement, including Exhibit A attached hereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 6.08        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule of any other jurisdiction.

Section 6.09        Arbitration. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement, shall be resolved by arbitration before a panel of three (3) arbitrators, administered by JAMS under its arbitration rules then in effect and held in Chicago, Illinois, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.10        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

ARC METAL STAMPING, LLC

By:	/s/ Drew Kelley
Name: Drew Kelley
Title: Chief Financial Officer

M&A:

MOORE & ASSOCIATES SALES COMPANY

By:	/s/ Raymond Cox
Name: Raymond Cox
Title: President

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EXHIBIT A

The Services

*	Consult with and advise Buyer’s president and plant managers regarding the general management and oversight of the operations of its Hudson, Michigan and Wauseon, Ohio facilities

*	Assist in transitioning customers of the Business to Buyer for purposes of sales of anti-vibration vehicle parts stamped and/or assembled by Buyer

*	Assist in the direction, instruction, and mentoring of Buyer’s employees at its Hudson, Michigan and Wauseon, Ohio facilities

*	Review of and comment on Buyer’s monthly financial statements

*	Assist Buyer with strategic decisions regarding the Business

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